EXHIBIT 99.1

3D Systems Acquires TeamPlatform

- Delivering Powerful Collaborative Design, Development and Project Management Tools for Professionals and Consumers

ROCK HILL, S.C., Aug. 6, 2013 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced today that it has acquired TeamPlatform, a leading cloud-based, collaborative design and project management platform. 3D Systems plans to immediately integrate the TeamPlatform technology into both its professional and consumer offerings, including Geomagic Solutions and Cubify.com.

TeamPlatform allows product design, engineering services and manufacturing companies to easily manage hundreds of small or large projects with masses of data being shared and used concurrently. It delivers simple-to-use task management tools, project meta-data structuring capabilities and reusable workspace templates for effective, productive and affordable collaboration.

"TeamPlatform's powerful collaboration tools connect and expand our growing 3D content-to-print portfolio, multiplexing global productivity and real-time collaboration for our customers," said Avi Reichental, President and CEO of 3D Systems. "We intend to immediately integrate it into our Geomagic Solutions and Cubify platforms for the benefit of our professionals and consumers globally."

To learn how TeamPlatform can increase collaboration visit TeamPlatform.com.

About 3D Systems Corporation

3D Systems is a leading provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike. The company also provides CAD, reverse engineering and inspection software tools and consumer 3D printers, apps and services. Its expertly integrated solutions replace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, create, communicate, prototype or produce real parts, empowering customers to manufacture the future.

More information on the company is available at www.3DSystems.com.

About TeamPlatform

VisPower Technology was formed in 2010 and developed TeamPlatform with the mission of helping product design, engineering services and manufacturing companies easily manage hundreds of small or large projects concurrently with huge piles of data. Driven by an increasingly efficient and effective cloud computing infrastructure, online project management, collaboration, and data storage services are gaining momentum and attention. However, choosing and deploying the right project collaboration service is a true challenge to any company.

To learn more go to www.teamplatform.com.

CONTACT: Investor Contact: Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact: Alyssa Reichental
         Email: Press@3dsystems.com